FIRST OMAHA FUNDS, INC.

FORM N-SAR

Report for the Period Ending March 31, 2000

Item 77J - Revaluation of Assets or Restatement of
Capital Share Accounts in accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and Financial Statement
Presentation of Income, Capital Gain and Return of
Capital Distributions by Investment Companies," the
Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains).
Accordingly, reclassifications were recorded to increase undistributed net investment income by $2,022,$2,022, $2,022, $937, $2,022, $1,593, and
$1,929; decrease undistributed net realized loss on investments by $0, $0, $0,$0, $0, $1,419 and $0; and
decrease paid-in capital in excess of par by $2,022, $2,022, $2,022, $937, $2,022, $3,012 and $1,929
in the U.S. Government Money Market Fund, the
Short/Intermediate Fixed Income Fund, the Fixed
Income Fund, the Balanced Fund, the Equity Fund, the
Growth Fund and the Small Cap Value Fund, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.